Exhibit 10.19

SAVAGE RIVER, INC.
AMENDED & RESTATED
CONSULTING AGREEMENT
This Amended & Restated Consulting Agreement (the “Agreement”) is made as of November 15, 2018 by and between Savage River, Inc., a Delaware corporation (the “Company”), and Seth Goldman (“Consultant”).
1.    Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit A hereto (the “Services”). Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.
2.    Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B hereto at the times specified therein.
3.    Expenses. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.
4.    Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on 3/2/2016.
Notwithstanding the above, either party may terminate this Agreement at any time upon 120 business days’ written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.
Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Consultant’s obligations under the Confidential Information and Invention Assignment Agreement between the Company and Consultant referenced below, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within 30 business days after having received written notice by the non-breaching party of the breach or default.
5.    Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
6.    Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services.
(a)    No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and its assistants have no authority in Consultant’s capacity as a consultant to the Company to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(b)    No Benefits. Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its assistants) hereby expressly declines to participate in such Company employee benefits.
(c)    Taxes; Indemnification. Consultant shall have full responsibility for applicable taxes for all compensation paid to Consultant under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its assistants or any liability related to the withholding of such taxes.
7.    Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Lead Independent Director of the Company’s Board of Directors.
8.    Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit D hereto). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately. In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.
9.    Confidentiality Agreement. Consultant shall sign, or has signed, a Confidentiality Agreement, on or before the date Consultant begins providing the Services.
10.    Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of the assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third-party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.
11.    Miscellaneous.
(a)    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company.
(b)    Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(c)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.
(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of State of California, without giving effect to the principles of conflict of laws.
(e)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)    Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

THE COMPANY:

SAVAGE RIVER INC.

By:	/s/ Ethan Brown
(Signature)

Name:	Ethan Brown
Title:	CEO

CONSULTANT:

SETH GOLDMAN
/s/ Seth Goldman
(Signature)

Address:

Fax:

email:

SIGNATURE PAGE TO CONSULTING AGREEMENT

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

1.	Support expansion of gross revenue, gross margin, operating income

2.	Support financing of expansion capital

3.	Support development of robust company culture

4.	Support development of a vibrant brand

EXHIBIT B
COMPENSATION
Check applicable payment terms:

[X]	For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of USD $16,877.00 per month, payable the first business day of the following month.

[ ]	Consultant shall be paid $____________ upon the execution of this Agreement and $____________ upon completion of the Services specified on Exhibit A to this Agreement.

[ ]
The Company will recommend that the Board grant a non-qualified option to purchase ______ shares of the Company’s Common Stock, at an exercise price equal to the fair market value (as determined by the Company’s Board of Directors) on the date of grant, and which will vest and become exercisable as follows:

[ ]	Consultant is authorized to incur the following expenses:

[X]
Other: On the date of each annual meeting of the Company’s stockholders after which Consultant’s non-employee service on the Company’s Board of Directors will continue, Consultant shall be granted restricted stock units under the Company’s 2018 Equity Incentive Plan covering shares of the Company’s Common Stock having a grant date value of $105,000 (each, an “Annual RSU”). The value of each Annual RSU will equal the number of shares subject to the Annual RSU multiplied by the average closing price of a share on the stock exchange or a national market system on which the shares are listed over the 30 trading days preceding the grant date, with the shares subject to the Annual RSU rounded down to the nearest whole share.  Each Annual RSU shall vest in equal monthly installments over the 12-month period following the grant date, subject to Consultant’s continued service as a member of the Company’s Board of Directors through each such vesting date, provided each outstanding Annual RSU shall vest in full immediately prior to, and contingent upon, the consummation of a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan). Each Annual RSU shall otherwise be subject to the terms and conditions applicable to awards granted under the Company’s 2018 Equity Incentive Plan and Plan and the Company’s standard form of restricted stock unit award agreement.